Bayshore Exploration L.L.C.	P. O. Box 429
Bellville, TX 77418
Phone (979) 865-9924
Fax (979) 865-9322
bayshoreexpl@sbcglobal.net

July 21, 2008

Paxton Energy, Inc.
Attn:  Rob Freiheit
4120 Douglas Blvd.
Suite 306-428
Granite Bay, CA  95746

RE:	Acquisition of Oil and Gas Interest within AMI
Lon Cartwright – 220 acre lease
Cooke Ranch Prospect
La Salle County, Texas

Gentlemen:

Reference is made to Article VI; Paragraph 6.1 of the Exploration Agreement dated March 1, 2006 between Bayshore Exploration L.L.C. (“Bayshore”), as operator, and Paxton Energy, Inc. (“Paxton”), as non-operator, pertaining to the acquisition of oil and gas interests within the Area of Mutual Interest (AMI) in said agreement.  Bayshore has acquired a new 220 acre, more or less, oil and gas lease dated June 2, 2008 from Lon Cartwright, lessor, located in the C. Sullivan Survey No. 226, Abstract No. 1076, La Salle County, Texas (see attached memorandum).

Bayshore hereby notifies Paxton of its right to purchase its proportionate share (31.75%) of said oil and gas lease.  If Paxton elects to participate for its share of the newly acquired oil and gas lease, please indicate your election to participate in the space provided below and return one fully executed copy of this letter under the terms of the Exploration Agreement to Bayshore along with your’ check in the amount of $17,462.50 made payable to Bayshore for your share of the lease bonus and expenses to acquire said lease on or before August 21, 2008.

Page 2	July 22, 2008

If you elect not to participate in the acquisition of said lease, please indicate your election in the space provided below and return one fully executed copy of this letter to Bayshore on or before August 21, 2008.

Sincerely,

BAYSHORE EXPLORATION L.L.C.

Jamin Swantner
President

Attachment

X	Elect to Participate in New Lease Acquisition.

_______	Elect Not to Participate in New Lease Acquisition.

Paxton Energy, Inc.

By:  /s/ Robert Freiheit
Robert Freiheit

Title:  President and CEO

MEMORANDUM OF OIL AND GAS LEASE

81200
STATE OF TEXAS	§
KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF LASALLE	§

BE IT REMEMBERED that on the 2nd day of June, 2008, an Oil and Gas Lease was made and entered into between Lon Cartwright, Lessor, whose address is Twin Oaks Ranch, Dinero, Texas 78350 and Bay Shore Exploration, L.L.C., Lessee, (whether one or more), whose address is P. O. Box 429, Bellville, Texas 77418, pursuant to which Lessor has leased to Lessee for a primary term of two (2) years from the 2nd day of June, 2008, and so long thereafter as oil or gas is produced in paying quantities thereunder or as long as said lease is otherwise maintained in whole or in part ‘by any other provisions of said lease, and upon the terms and conditions stated in said oil and gas lease, and subject to ‘the royalties reserved in said oil and gas lease, those certain lands of the Lessor situated in LaSalle County, Texas comprising 220 acres of land, more or less, described in Exhibit “A” attached hereto.

A copy of the executed oil and gas lease herein referred to is found at the office of Lessee at its address as listed above, or at Lessor’s address listed above.

IN WITNESS WHEREOF, the parties hereto have executed this instrument effective the 2nd day of June, 2008, to evidence of record in the Official Records of the County Clerk of LaSalle County, Texas, the existence of said oil and gas lease and for all purposes.

LESSOR:

/s/ Lon Cartwright
Lon Cartwright

LESSEE:

BAY SHORE EXPLORATION, L.L.C.

By: /s/ Jamin Swantner
Name: Jamin Swantner
Title: President